Exhibit (a)(5)

THE GREATER CHINA FUND, INC.

GATEWAY CENTER THREE, 4th FLOOR

NEWARK, NEW JERSEY 07102-4077

To Repurchase for Cash up to 6,067,002 of its Issued and Outstanding Shares at 98% of the Net Asset Value Per Share

To Our Clients:

Pursuant to your request, enclosed for your consideration are the Offer to Repurchase, dated September 16, 2011, of The Greater China Fund, Inc. (the “Fund”) and the related Letter of Transmittal pursuant to which the Fund is offering to repurchase up to 6,067,002 shares of its issued and outstanding common stock, par value $0.001 per share (the “Fund Shares”), which is equal to approximately 20% of the Fund’s issued and outstanding shares as of September 9, 2011, for cash at a price equal to 98% of their net asset value per share (“NAV”) as determined by the Fund on October 17, 2011, upon the terms and subject to the conditions set forth in the Offer to Repurchase, dated September 16, 2011, and the related Letter of Transmittal (which together with any amendments or supplements thereto collectively constitute the “Offer to Repurchase”). THE OFFER TO REPURCHASE EXPIRES AT 11:59 P.M., EASTERN TIME, ON OCTOBER 14, 2011, UNLESS EXTENDED (THE “EXPIRATION DATE”). If the Offer to Repurchase is extended beyond October 14, 2011, the purchase price for Fund Shares will be 98% of their NAV as determined by the Fund on the next business day after the new Expiration Date, as extended.

Pursuant to the Fund’s Amended Tender Program, which was announced on August 30, 2011, the Board has authorized the Fund to conduct an issuer self-tender offer commencing on September 16, 2011 and expiring on October 14, 2011, unless extended. The Fund is authorized to purchase up to 20% of its outstanding common shares for cash at a price per share equal to 98% of its NAV as determined by the Fund on the next business day after the Expiration Date. As previously announced, the Amended Tender Program together with the Fund’s Share Repurchase Plan, which is currently suspended, are believed to represent a responsible allocation of the Fund’s assets by providing additional value to shareholders who wish to tender their shares when discounts have been at higher levels for a prolonged period as well as enhancing NAV for all shareholders through the Fund’s purchase of shares at market discounts that have an accretive effect on NAV.

The Offer to Repurchase and the Letter of Transmittal are being forwarded to you as the beneficial owner of Fund Shares held by us for your account but not registered in your name. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender Fund Shares we hold for your account. A tender of such Fund Shares can be made only by us as the holder of record and only pursuant to your instructions.

Your attention is called to the following:

1. Unless extended, the Offer to Repurchase expires at 11:59 p.m., Eastern Time, on October 14, 2011. Fund Shares may be withdrawn at any time prior to 11:59 p.m., Eastern Time, on the Expiration Date, and, if the Fund Shares have not by then been accepted for payment by the Fund, at any time on or after November 11, 2011. Any stockholder may withdraw all, but not less than all, of the Fund Shares that the stockholder has tendered.

2. The Offer to Repurchase is subject to certain conditions set forth in the Offer to Repurchase. Under certain circumstances, the Fund will not be required to accept for payment, purchase or pay for any Fund Shares tendered, and the Fund may also amend, extend or terminate the Offer to Repurchase.

3. The Fund is offering to repurchase up to 6,067,002 Fund Shares. If stockholders tender and do not withdraw more than 6,067,002 Fund Shares for repurchase, the Fund will repurchase duly tendered shares from participating stockholders on a pro rata basis, disregarding fractions, based upon the number of shares each stockholder tenders for repurchase and does not timely withdraw, unless the Fund determines not to purchase any shares. The Fund does not intend to increase the number of Fund Shares that it is offering to repurchase, even if stockholders tender more than the maximum number of Fund Shares to be repurchased by the Fund in the repurchase offer.

IF YOU WISH TO HAVE US TENDER YOUR SHARES, PLEASE SO INSTRUCT US BY COMPLETING, EXECUTING AND RETURNING TO US THE INSTRUCTION FORM ON THE REVERSE SIDE HEREOF. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF ON OR BEFORE THE EXPIRATION OF THE OFFER. THE OFFER EXPIRES AT 11:59 P.M., EASTERN TIME, ON OCTOBER 14, 2011, UNLESS EXTENDED.

THE MAKING OF THE OFFER MAY, IN SOME JURISDICTIONS, BE RESTRICTED OR PROHIBITED BY APPLICABLE LAW. THIS OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN OR INTO, AND MAY NOT BE ACCEPTED FROM WITHIN, ANY JURISDICTION IN WHICH THE MAKING OF THE TENDER OFFER OR THE ACCEPTANCE OF THE TENDER OFFER WOULD, ABSENT PRIOR REGISTRATION, FILING OR QUALIFICATION UNDER APPLICABLE LAWS, NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. ACCORDINGLY, PERSONS IN WHOSE POSSESSION IT COMES ARE REQUIRED TO INFORM THEMSELVES OF AND OBSERVE ANY SUCH RESTRICTIONS.

Very truly yours,

[Broker Name]

INSTRUCTIONS

The undersigned acknowledge(s) receipt of our letter and the enclosed Offer to Repurchase, dated September 16, 2011, relating to the offer by The Greater China Fund, Inc. (the “Fund”) to purchase up to 6,067,002 of its issued and outstanding shares of common stock, par value $0.001 per share (the “Fund Shares”).

This form will instruct us to tender to the Fund the number of Fund Shares indicated below (which are held by us for the account of the undersigned), upon the terms and subject to the conditions set forth in the Offer to Repurchase.

AGGREGATE NUMBER OF SHARES TO BE TENDERED

                                                     Shares

Enter number of Fund Shares to be tendered.

SIGN HERE
Signature(s)

Print Name(s)

Address(es)

Area Code and Telephone No.

Taxpayer Identification or Social Security No.

Date

Account No.